Exhibit 10.12

February 10, 2023

Kit Marrs

Sent Via Email

Dear Kit,

I am very pleased to offer you the position of President & Chief Executive Officer with Western Alaska Minerals (the “Company”), January 1, 2023, reporting to the Board of Directors.

You will find attached our Employment Agreement, outlining key terms of employment, including:

Total Rewards
Base Salary	$262,500
Short-Term Incentive Plan (“STIP”) Target	70% of Base Salary
Long-Term Incentive Plan (“LTIP")	Eligible
Annual Vacation	20 days
Group Health Benefits	10% in lieu of benefits

I trust that you find this offer acceptable and look forward to having you continue with our team. Please feel free to contact me if you have any questions about either the offer’s terms or your position.

If you are in agreement with the terms of this offer and the attached Employment Agreement, please sign a copy of the attached Employment Agreement and return it to sachailey@hotmail.com by February 17, 2023.

Sincerely,

Kevin Nishi

Board of Director

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between WESTERN ALASKA MINERALS (“the Corporation”) and KIT MARRS (“the Executive”) as of this January 1, 2023 (“Date”). The Corporation and the Executive are collectively referred to herein as the “Parties,” and each a “Party”.

WHEREAS, the Corporation agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Corporation, on and subject to the terms, conditions and covenants set forth in this Agreement; and

WHEREAS, this Agreement supersedes and replaces all prior employment agreements or understandings, written or oral, between the Executive and the Corporation, including, without limitation, the Original Employment Agreement;

NOW THEREFORE, as a condition to and in consideration of the employment of the Executive by the Corporation, the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Corporation and the Executive, the Parties hereby covenant and agree as follows:

- DEFINITIONS AND INTERPRETATION

1.1	Definitions. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

(a)	“Affiliate” means any person or entity that directly or indirectly controls, is controlled by, or is under common control with the person or entity in question.

(b)	“Agreement” means this Agreement, including any schedules or attachments hereto, as amended, supplemented, or modified in writing from time to time.

(c)	“Award Agreement” means each agreement between the Executive and the Corporation evidencing awards granted under any LTIP.

(d)	“Base Salary” has the meaning set out in Section 4.1.

(e)	“Benefits” means those benefits, perquisites, allowances and entitlements as described in Section 4.2, but only to the extent that the Executive is participating in them as at the Termination Date.

(f)	“Board” means the Board of Directors of the Corporation.

(g)	“Cause” means:

(i)	the Executive's failure to perform the Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)	the Executive’s engagement in dishonesty, illegal conduct or gross misconduct, which, in each case, the Board has determined is materially injurious to the Corporation or its Affiliates;

(iii)	the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive's employment with the Corporation;

(iv)	the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude or that involves the business of the Corporation;

(v)	the Executive’s violation of a material policy of the Corporation, including but not limited to its discrimination and harassment policies; or

(vi)	the Executive’s abuse of controlled substances and/or prescription drugs.

(h)	“Change in Control” means the occurrence of any of the following:

(i)	any individual, entity or group of individuals or entities acting jointly or in concert (other than the Corporation, its subsidiaries or an employee benefit plan or trust maintained by the Corporation or its subsidiaries, or any company owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of Shares of the Corporation) acquiring beneficial ownership, directly or indirectly, of more than 50% of the combined voting power of the Corporation's then outstanding securities (excluding any “person” who becomes such a beneficial owner in connection with a transaction described in paragraph (ii) below);

(ii)	the consummation of an arrangement, amalgamation, merger, consolidation or other similar business combination transaction of the Corporation or any direct or indirect subsidiary of the Corporation with any other corporation, other than an arrangement, amalgamation, merger, consolidation or other similar business combination transaction which would result in the voting securities of the Corporation outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power or the total fair market value of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such transaction; provided, however, that an arrangement, amalgamation, merger, consolidation or other similar business combination transaction effected to implement a recapitalization of the Corporation (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (i) of this definition) acquires more than 50% of the combined voting power of the Corporation's then outstanding securities shall not constitute a Change in Control of the Corporation; or

(iii)	a complete liquidation or dissolution of the Corporation or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Corporation; other than such liquidation, sale or disposition to a person or persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Corporation at the time of the sale.

(i)	“Committee” means the Compensation Committee of the Board or such other Committee as may be designated by the Board and, if the Board does not designate a Committee, references herein to the “Committee” shall refer to the Board.

(j)	“Confidential Information” means all non-public information received by the Executive from or through the Corporation as a result of the Executive’s employment with the Corporation, in whatever form (oral, written, machine readable or otherwise), including, without limitation, information concerning areas of exploration or planned exploration, marketing plans, discussion with potential or current joint venture partners, business strategies, programs, budgets and revenues, confidential employee and supplier data, intellectual property, business plans or dealings, technical data, employees or officers, financial data and plans, supplier data, pricing data, products lines, any documents marked “Confidential,” “Proprietary,” or “Secret,” or any information which the Executive has been made aware is confidential or which any reasonable person in the Executive's position expects the Corporation to regard as confidential; provided, however, that the phrase “Confidential Information” shall not include information that:

(i)	is or becomes generally available to the public, other than as a result of the direct or indirect improper disclosure by the Executive;

(ii)	was within the possession of the Executive at the time of disclosure of the Confidential Information except as a result of a prior confidential disclosure to the Executive by or on behalf of the Corporation; or

(iii)	is or becomes available on a non-confidential basis to the Executive from a person other than the Corporation;

provided that, in the cases of subsections (ii) and (iii) above, the source of such information was not known by the Executive (acting reasonably) to be prohibited from disclosing the information.

(k)	“Disability” means any incapacity or inability by the Executive, including any physical or mental incapacity, disease or affliction of the Executive as determined by a legally qualified medical practitioner or by a court, which has prevented the Executive from performing the duties of the Executive's position (taking into account reasonable accommodation by the Corporation) for a continuous period of 90 days.

(l)	“Good Reason” means the occurrence of any of the following conditions, without the Executive's prior written consent:

(i)	the Corporation’s requiring: (i) a change in the principal location at which Executive provides services to the Corporation in violation of this Agreement; or (ii) travel outside of such location for unreasonable amounts of time or with unreasonable frequency;

(ii)	a material reduction in, or failure to timely pay, the Executive’s Base Salary;

(iii)	a material and adverse change in the Executive’s title, authority, duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated), taking into account the Corporation's status as a public company;

(iv)	the discontinuation or amendment of any LTIP, employee benefit plan or other material fringe benefit or perquisite, if such discontinuation or amendment results in less favorable treatment of the Executive in any material respect, taking into consideration any related amendment or replacement plan, benefit or perquisite, as applicable;

(v)	the Corporation's failure to obtain an agreement from any successor to the Corporation to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(vi)	any material breach by the Corporation of this Agreement or any other written agreement between the Executive and the Corporation.

(m)	“LTIP” has the meaning set out in Section 4.3(b).

(n)	“LTIP Awards” has the meaning set out in Section 4.3(b).

(o)	“Original Employment Agreement” has the meaning set out in the recitals hereto.

(p)	“Resignation Notice Period” has the meaning set out in Section 5.1(e).

(q)	“Retirement” means the Executive's resignation without Good Reason on or after the Executive attains age 65 or such earlier age as may be approved by the Board.

(r)	“STIP” has the meaning set out in Section 4.3(a).

(s)	“Target STIP Amount” has the meaning set out in Section 4.3(a).

(t)	“Termination Date” means the date of cessation of the Executive's employment, regardless of the reason.

- TERM

2.1	Term. This Agreement shall commence on and shall be deemed to be effective as of the above Date, and the Executive's employment with the Corporation and this Agreement shall continue for an indefinite term thereafter unless terminated in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Corporation acknowledges and agrees that, for all purposes, the Executive's length of service shall be calculated on the basis of the Executive's commencement as a Consultant of the Corporation on November 1, 2021.

- EMPLOYMENT: POSITION AND DUTIES

3.1	Position. Subject to the terms and conditions set out in this Agreement, the Corporation hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Corporation, in the position of President & Chief Executive Officer of the Corporation.

3.2	Full-Time. The Executive's position with Corporation is intended to be full-time and exclusive. Therefore, throughout the duration of the Executive's employment with the Corporation, the Executive shall devote the Executive’s full working time and attention to the business and affairs of the Corporation, acting in the best interests of the Corporation at all times. The Executive shall neither accept nor hold any position as an officer, director, employee, consultant, or any like position for or on behalf of any entity other than the Corporation without the prior written approval of the Corporation. The preceding paragraph is not intended to prohibit the Executive from engaging in charitable or nonprofessional activities such as personal investments or conducting private business affairs, as long as they do not conflict with the Executive’s duties to the Corporation.

3.3	Duties. Reporting to and subject to the general direction of the Board of Directors of the Corporation, the Executive shall have duties, authorities, and responsibilities consistent with the position of President & Chief Executive Officer of the Corporation and such additional duties, authorities, and responsibilities as the Corporation shall assign to the Executive from time to time.

3.4	Place of Employment. The Corporation acknowledges and agrees that the Executive's principal work location shall be Tucson, Arizona, or such other location as the Corporation and the Executive may mutually agree from time to time. The Executive acknowledges and agrees that the Executive may be required to travel frequently in the performance of the Executive’s duties and agrees to travel at such times as may be reasonably required (it being understood that the reasonable expenses actually incurred by the Executive relating to such travel shall be reimbursed by the Corporation in accordance with Section 4.5).

3.5	Executive's Covenant. The Executive represents and warrants to the Corporation that the Executive is free to enter this Agreement and that the Executive is not subject to any obligation or restriction (statutory, contractual, or at common law) which would prevent or interfere with the performance of all of the Executive’s obligations hereunder.

- COMPENSATION AND BENEFITS

4.1	Base Salary. The Corporation shall pay the Executive a base salary of $262,500 annually, paid in semi-monthly instalments in accordance with the Corporation's usual payroll practices (the “Base Salary”). The Executive’s Base Salary will be reviewed as promptly as reasonably practicable following January 1 of each year during the term of this Agreement by the Committee, in its discretion for consideration of an increase, if any, which increase, if any, shall be retroactive to January 1 of such year.

4.2	Benefits. The Executive shall receive 10% of the Base Salary (less applicable withholding taxes) in lieu of benefits.

4.3	Bonuses and Incentive Plans.

(a)	The Executive is designated as a participant in the Corporation’s short-term incentive plan offered to employees of the Corporation from time to time (“STIP”), pursuant to which the Executive shall be entitled to receive an annual Target STIP bonus payout in an amount equal to 70% of the Base Salary (the “Target STIP Amount”). The performance criteria for the STIP bonus will be established by the Committee in consultation with the Executive, based on meeting the annual budgets of the Corporation and the achievement of corporate objectives, and communicated to the Executive at or near the beginning of each applicable fiscal year.

(b)	The Executive shall be entitled to participate in the Western Alaska Minerals Corp.’s long-term incentive plans (including any stock option plan) offered to employees of the Corporation from time to time (such plans, collectively, the “LTIP”), which shall entitle the Executive to receive stock options to acquire common shares of the Corporation (such securities, collectively, “LTIP Awards”) in accordance with the terms thereof.

4.4	Vacation. The Executive shall accrue vacation of 20 days paid vacation per calendar year. All employees are encouraged to use their vacation in the year in which it is earned, however employees are entitled to carry over vacation days to March 31st of the following year. The Executive and the Corporation agree to schedule any vacation taken by the Executive at times mutually convenient for the Executive and the Corporation.

4.5	Reimbursement of Expenses. Upon presentation of proper receipts or other proof of expenditure, the Corporation shall reimburse the Executive for all reasonable expenses actually incurred by the Executive in connection with the business affairs of the Corporation and the performance of the Executive’s duties hereunder and for the use of the Executive’s private vehicle for business purposes. In addition, the Corporation shall provide a parking spot for the use of the Executive at the location of the Executive’s office.

4.6	Insurance. The Executive acknowledges that, to the extent that the Executive serves as a director or officer of the Corporation or as a director or officer of any of its Affiliates or their respective subsidiaries, the Executive shall do so without any additional remuneration pursuant to the terms of this Agreement, but shall be entitled to receive a suitable indemnity from the Corporation and any such Affiliate or subsidiary thereof, which indemnity or indemnities shall be unaffected and shall remain in full force and effect notwithstanding any subsequent termination of the employment of the Executive pursuant to Article V. The Corporation agrees to carry and pay for customary directors and officers insurance and associated premiums with respect to the Executive’s performance of the Executive’s duties as an officer or director of the Corporation or any Affiliate.

- TERMINATION OF EMPLOYMENT

5.1	Termination. Notwithstanding any other provision in this Agreement, the Executive’s employment is subject to termination at any time as follows:

(a)	Death. This Agreement and the Executive’s employment shall automatically terminate upon the death of the Executive.

(b)	Disability. The Corporation may terminate this Agreement and the Executive's employment at any time as a result of the Executive’s Disability upon providing thirty days’ written Notice (as set forth in Section 9.6 below) to the Executive.

(c)	Cause. The Corporation may terminate this Agreement and the Executive’s employment at any time for Cause.

(d)	Without Cause. The Corporation may terminate this Agreement and the Executive’s employment at any time without Cause by providing written Notice to the Executive specifying the effective Termination Date. In such event, the Corporation shall provide and the Executive shall be entitled to receive the payments, benefits and entitlements set out in Section 5.5 or Section 5.6, as applicable.

(e)	Resignation without Good Reason. The Executive may terminate this Agreement and the Executive’s employment at any time by providing written Notice to the Corporation specifying the effective termination date, such date being not less than 30 days (the “Resignation Notice Period”). The Corporation may elect to deem any date prior to the date specified in the Notice as the Termination Date, provided that the Corporation shall pay the Executive the remainder of any Base Salary, payments, Benefits and other entitlements, if any, that the Executive would have received had the Executive continued to work until the end of the Resignation Notice Period.

(f)	Retirement. The Executive may terminate this Agreement and the Executive's employment at any time by providing 30 days’ written Notice to Corporation.

(g)	Resignation for Good Reason. The Executive may terminate this Agreement for Good Reason by providing written Notice to the Corporation specifying the effective Termination Date, provided that: (a) the Executive shall have delivered written Notice to the Corporation within 45 days of the initial existence of the occurrence giving rise to the Good Reason for such termination that specifies such occurrence and states the Executive’s intention to end the Executive’s relationship with the Corporation because of such occurrence; (b) the Corporation shall not have, within 30 days of receipt of such Notice, remedied such occurrence; and (c) the Executive shall have resigned within 30 days of the expiration of such cure period. In such event, the Corporation shall provide and the Executive shall be entitled to receive the payments, benefits and entitlements set out in Section 5.5.

5.2	Termination by Reason of Death. If this Agreement and the Executive’s employment is terminated pursuant to Section 5.1(a) above, then the Corporation shall pay to the Executive’s legal representative or estate, as the case may be, an amount equal to the Base Salary and vacation pay earned by and payable to the Executive up to the Termination Date and the Executive shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance, or any damages. The Executive’s legal representative’s or estate’s entitlement to and participation in the Benefits and in all other benefits, perquisites, allowances or other entitlements whatsoever terminate automatically and immediately upon the Termination Date (except for any insurance benefits to which the Executive or the Executive’s assigns may be entitled as a result of the Executive’s death, which insurance benefits shall be in accordance with the then applicable policies and plans). Participation in the STIP terminates immediately upon the Termination Date. The Corporation shall pay to the Executive’s legal representative or the Executive’s estate, as the case may be, the Executive’s STIP bonus (if any) intended to have been earned during the fiscal year in which the Termination Date occurs, calculated pro rata based on active employment by the Executive during the fiscal year in which the Termination Date occurs, for the period up to the Termination Date, such payment(s) to be made in the year following the year in which the STIP bonus is earned, but no later than March 15. Any entitlements with respect to unvested LTIP Awards immediately vest and will be paid out to the Executive’s legal representative or estate, in accordance with the terms and conditions of the LTIP and any related Award Agreements.

5.3	Termination by Reason of Disability or Retirement. If this Agreement and the Executive’s employment is terminated pursuant to Section 5.1(b) or Section 5.1(f) above, then the Corporation shall pay to the Executive an amount equal to the Base Salary and vacation pay earned by and payable to the Executive up to the Termination Date and the Executive shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance, or any damages. The Executive’s entitlement to and participation in the Benefits and in all other benefits, perquisites, allowances or other entitlements whatsoever terminate automatically and immediately upon the Termination Date (except for any insurance benefits to which the Executive or the Executive’s assigns may be entitled as a result of the Executive’s disability, which insurance benefits shall be in accordance with the then applicable policies and plans). Participation in the STIP terminates immediately upon the Termination Date. The Corporation shall pay to the Executive the STIP bonus (if any) intended to have been earned by the Executive during the fiscal year in which the Termination Date occurs, calculated pro rata based on active employment by the Executive during the fiscal year in which the Termination Date occurs, for the period up to the Termination Date, such payment(s) to be made in the year following the year in which the STIP bonus is earned, but no later than March 15. Any entitlements with respect to unvested LTIP Awards shall continue to vest per the original vesting schedule, in accordance with the terms and conditions of the LTIP and any related Award Agreements.

5.4	Termination for Cause or Resignation without Good Reason. If this Agreement and the Executive’s employment is terminated pursuant to Sections 5.1(c) or 5.1(e) above, then the Corporation shall pay to the Executive an amount equal to the Base Salary and vacation pay earned by and payable to the Executive up to the Termination Date and the Executive shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance, or any damages whatsoever. The Executive’s entitlement to and participation in the Benefits and in all other benefits, perquisites, allowances or other entitlements whatsoever terminate automatically and immediately upon the Termination Date. Participation in the STIP terminates immediately upon the Termination Date. Any entitlements in respect of unvested LTIP Awards shall terminate automatically in accordance with the terms and conditions of the LTIP and any related Award Agreements.

5.5	Termination Without Cause or Resignation for Good Reason. Subject to Section 5.6, if this Agreement and the Executive’s employment is terminated by the Corporation without Cause pursuant to Section 5.1(d) or if the Executive resigns for Good Reason pursuant to Section 5.1(g), then the following provisions shall apply:

(a)	The Corporation shall pay to the Executive an amount equal to: (i) any Base Salary and vacation pay earned by the Executive and payable to the Executive prorated up to the Termination Date; and (ii) any declared but unpaid STIP bonus for any fiscal year which has ended prior to the Termination Date.

(b)	Any unvested LTIP Awards that the Executive has been granted under the LTIP shall immediately vest.

(c)	The Corporation shall pay to the Executive a lump sum severance payment that is equivalent to the sum of: (i) 2 times the Base Salary; and (ii) the sum of 2 times the Target STIP Amount.

Any amounts payable to the Executive pursuant to this Section 5.5 shall be paid by the Corporation to the Executive or to the order of the Executive by certified check, direct deposit, wire, or such other means as the Executive may direct in writing as promptly as practicable (and, in any event, within five business days) following the Termination Date.

5.6	Termination Without Cause and Resignation for Good Reason in connection with a Change in Control. Notwithstanding Section 5.1(g) and Section 5.5, if this Agreement and the Executive’s employment is terminated by the Corporation without Cause pursuant to Section 5.1(d) or if the Executive resigns for Good Reason by providing written Notice to the Corporation to such effect specifying the effective Termination Date, within the 30-day period prior to a Change in Control, provided that any resignation or termination shall not be effective until the date of the Change in Control, or on or during the 12-month period following a Change in Control, then the following provisions shall apply (in place of, and not in addition to, the provisions of Section 5.5):

(a)	The Corporation shall pay to the Executive an amount equal to: (i) any Base Salary and vacation pay earned by the Executive and payable to the Executive prorated up to the Termination Date; and (ii) any declared but unpaid STIP bonus for any fiscal year which has ended prior to the Termination Date.

(b)	Any unvested LTIP Awards that the Executive has been granted under the LTIP shall immediately vest.

(c)	The Corporation shall pay to the Executive a lump sum severance payment that is equivalent to the sum of: (i) 2 times the Base Salary; and (ii) the sum of 2 times the Target STIP Amount.

Any amounts payable to the Executive pursuant to this Section 5.6 shall be paid by the Corporation to the Executive or to the order of the Executive by certified check, direct deposit, wire, or such other means as the Executive may direct in writing: (a) concurrently with the Change in Control, if the Termination Date is the same date as the date of the Change in Control; or (b) as promptly as practicable (and, in any event, within five business days) following the Termination Date, if the Termination Date is a date following the date of the Change in Control.

5.7	Reimbursement of Expenses; Rights to Vested and/or Accrued Rights. In the event of termination of the Executive by the Corporation or resignation by the Executive in any circumstance described herein, the Corporation shall reimburse the Executive for any incurred, but unreimbursed expenses required to be reimbursed in accordance with this Agreement, and the Executive (or the Executive’s estate, if applicable) shall remain entitled to any vested or accrued rights under any applicable plan, policy or other agreement of any member of the Corporation.

5.8	Release Required. The Parties agree that the provisions of this Article V are fair and reasonable and that the payments, benefits and entitlements referred to in Section 5.5 and Section 5.6 are reasonable estimates of the damages which would be suffered by the Executive in the event of the termination of this Agreement and of the Executive’s employment with the Corporation and shall not be construed as a penalty. The Executive acknowledges and agrees that the payments pursuant to this Article V shall be in full satisfaction of all terms of termination of the Executive’s employment. Except as otherwise provided in this Article V, the Executive shall not be entitled to any further notice of termination, payment in lieu of notice of termination, severance, damages, or any additional compensation whatsoever. As a condition precedent to any payment pursuant to Section 5.5 or Section 5.6 (but provided that the Corporation has complied with its obligations under this Agreement), the Executive and the Corporation shall execute a general release of claims and other standard severance terms no later than 30 days following the Termination Date. Notwithstanding any other language herein, no payments shall be due to Executive under Section 5.5 or Section 5.6 unless and until Executive has signed and not revoked an agreement containing a general release of claims and other standard severance terms.

5.9	Resignation as Director and Officer. The Executive covenants and agrees that, upon any termination of this Agreement and of the Executive’s employment, howsoever caused, the Executive shall forthwith tender the Executive’s resignation from all offices, directorships and trusteeships then held by the Executive at the Corporation or any of its Affiliates, such resignation to be effective upon the Termination Date. If the Executive fails to resign as set out above, the Executive will be deemed to have resigned from all such offices, directorships and trusteeships and the Corporation is hereby authorized by the Executive to appoint any person in the Executive’s name and on the Executive’s behalf to sign any documents or do anything necessary or required to give effect to such resignation.

5.10	Return of Property. All equipment, keys, pass cards, credit cards, software, laptops, material, written correspondence, memoranda, communication, reports, Confidential Information, electronic or hard files, hard, thumb, jump, zip and removable drives, or other documents, including all electronic documents or documents in cloud storage, or property pertaining to the business of the Corporation used or produced by the Executive in connection with the Executive’s employment, or in the Executive’s possession or under the Executive’s control, whether located in the office or at home, shall at all times remain the property of the Corporation (“Property”). The Executive shall return all Property of the Corporation in the Executive’s possession or under the Executive’s control forthwith upon any request by the Corporation or upon the termination of this Agreement or of the Executive’s employment (regardless of the reason for such termination); provided, however, that the Executive shall be entitled to retain the Executive’s personal papers and contact lists and any information related to the Executive's compensation or reimbursement of expenses. In the event that the Executive discovers or becomes aware of Property that is in the Executive’s possession, custody or control after termination of employment, the Executive agrees to immediately return such property and any copies to the Corporation without retaining any copies.

- CONFIDENTIALITY

6.1	Protection of Confidential Information. While employed by the Corporation and following the termination of this Agreement and the Executive’s employment (regardless of the reason for any termination), the Executive shall not, directly or indirectly, in any way use or disclose to any person any Confidential Information, except as provided for herein. The Executive agrees and acknowledges that the Confidential Information is the exclusive property of the Corporation to be used exclusively by the Executive to perform the Executive’s duties and fulfil the Executive’s obligations to the Corporation and not for any other reason or purpose. Therefore, the Executive agrees to hold all such Confidential Information in trust for the Corporation and the Executive further confirms and acknowledges to use the Executive’s best efforts to protect the Confidential Information, not to misuse such information, and to protect such Confidential Information from any misuse, misappropriation, harm or interference by others in any manner whatsoever. The Executive agrees to protect the Confidential Information regardless of whether the information was disclosed in verbal, written, electronic, digital, visual or other form, and the Executive hereby agrees to give notice immediately to the Corporation of any unauthorized use or disclosure of Confidential Information of which the Executive becomes aware. The Executive further agrees to assist the Corporation in remedying any such unauthorized use or disclosure of Confidential Information. In the event that the Executive is requested or required to disclose to third parties any Confidential Information or any memoranda, opinions, judgments or recommendations developed from the Confidential Information, the Executive will, prior to disclosing such Confidential Information, provide the Corporation with prompt Notice of such request(s) or requirement(s) so that the Corporation may seek appropriate legal protection or waive compliance with the provisions of this Agreement, such waiver not to be unreasonably withheld. The Executive will not oppose action by, and will cooperate with the Corporation to obtain legal protection or other reliable assurance that confidential treatment will be accorded the Confidential Information.

6.2	Non-Disparagement. The Executive agrees that the Executive will not at any time during or after the cessation of the Executive’s employment with the Corporation (howsoever caused), make any statements or comments publicly (including to any current or former employee or business relation of the Corporation or any of its Affiliates or to or likely to come to the attention of any media), which statements or comments which are of a negative nature or that could reasonably be considered to have an adverse impact on the business or reputation of the Corporation or any of Affiliates, their boards of directors, or any of their officers or employees. The foregoing limitation shall not apply to compliance with legal or administrative process or subpoena, statements in response to enquiry from a court or regulatory body, statements in direct rebuttal of media stories about the Executive or statements by the Executive in response to an inquiry from the Board.

6.3	Corporate Opportunities. Any business opportunities related in any way to the business and affairs of the Corporation or any of its Affiliates which become known to the Executive during the Executive’s employment hereunder shall be fully disclosed and made available to the Corporation and shall not be appropriated by Executive under any circumstance without the prior written consent of the Corporation.

– CERTAIN ADDITIONAL Covenants

7.1	Fiduciary Duty. The covenants set out in Article VI and Article VII shall not affect nor diminish the Executive's fiduciary obligations to the Corporation.

7.2	Passive Investments. Nothing in this Agreement shall prohibit or restrict the Executive from holding or becoming beneficially interested in up to 5% of any class of securities in any corporation provided that such class of securities are publicly listed on a stock exchange.

- DISPUTE RESOLUTION & remedies

8.1	Mediation. Any and all disputes arising under, pertaining to, or related to this Agreement, or the statutory rights or obligations of either Party hereto, shall first be the subject of a prompt effort to resolve the dispute via informal discussions or negotiations. If not promptly settled by such discussion and/or negotiation, any dispute shall be subject to non-binding mediation before an independent mediator selected pursuant to Section 8.4 below. Notwithstanding the foregoing, both Executive and the Corporation may seek preliminary judicial relief in a court of competent jurisdiction if such action is necessary to avoid irreparable damage during the pendency of the proceedings described in this Section 8. Any demand for mediation must be made in writing and served upon the other Party to the dispute, by personal delivery or by Federal Express. The demand must set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation will occur at a time and place convenient to the Parties at a location to be agreed-to by the parties and, failing agreement, at the Corporation’s headquarters, within 30 business days of the date of selection or appointment of the mediator. The Parties shall bear equally in the costs of the mediator. The Parties may mutually agree to waive this mediation requirement, but only if both Parties agree in writing to do so.

8.2	Arbitration. If the dispute is not settled through mediation, the Parties shall then proceed to binding arbitration before an independent arbitrator selected pursuant to Section 8.4. The mediator shall not serve as the arbitrator. Except as provided in Section 8.1, all disputes between Executive and the Corporation, including, but not limited to, any disputes related to or arising from this Agreement, shall be resolved pursuant to this Section 8.2, and there shall be no recourse to court with or without a jury trial, a right specifically waived by all Parties in signing this Agreement. The arbitration hearing will occur at a time and place convenient to the Parties at a location to be agreed-to by the parties and, failing agreement, at the Corporation’s headquarters, within 120 business days of selection or appointment of the arbitrator, unless otherwise agreed in writing by the parties. The arbitration shall be governed by the American Arbitration Association’s Employment Arbitration Rules and Mediation Procedures (“AAA Rules”) in effect on the date of the first notice of demand for arbitration.

8.3	Damages. In cases of breach of contract, damages shall be limited to contract damages, and, if applicable, to attorneys’ fees and costs to the prevailing Party. In all other cases, the arbitrator may award relief consistent with the applicable law. In cases of a tort, the arbitrator may award punitive damages if proved by clear and convincing evidence. Issues of procedure, arbitrability, or confirmation of award will be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16 and the AAA Rules.

8.4	Selection of Mediator/Arbitrator. The Parties shall exercise their best efforts to mutually agree upon the selection of both the mediator and, if necessary, the arbitrator. If the Parties are unable to agree upon the selection of a mediator or an arbitrator within 10 business days of receipt of a demand for mediation or arbitration, then the mediator or arbitrator will be selected pursuant to the AAA Rules then in effect.

8.5	Costs. The costs for filing fees and expenses of the arbitrator shall be borne by the Corporation. However, the Corporation and Executive shall be responsible for paying their own legal and other expenses and costs for the arbitration, unless otherwise awarded by the arbitrator.

8.6	Remedy. The Executive acknowledges and agrees that the Executive is employed in an executive capacity, with obligations of trust and loyalty owed by the Executive to the Corporation. Accordingly, the Executive agrees that the restrictions in Article VI and Article VII are reasonable in the circumstances of the Executive’s employment and that the business and affairs of the Corporation cannot be properly protected from the adverse consequences of the actions of the Executive other than by the restrictions set forth in this Agreement.

8.7	Injunctions, Etc. The Executive acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in Article VI or Article VII by the Executive, the Corporation's remedy in the form of monetary damages will be inadequate. Therefore, the Corporation shall be and is hereby authorized and entitled, in addition to all other rights and remedies available to it, to apply to a court of competent jurisdiction for interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

8.8	Survival. Each and every provision of Article I, Article VI, Article VII, Article VIII, and Article IX shall survive the termination of this Agreement and of the Executive’s employment regardless of the reason for such termination.

- General contract TERMS

9.1	Currency. All amounts payable pursuant to this Agreement are expressed in and shall be paid in United States currency.

9.2	Withholding. All amounts paid or payable and all Benefits, perquisites, allowances or entitlements provided to the Executive under this Agreement are subject to applicable taxes and withholdings. Accordingly, the Corporation shall be entitled to deduct and withhold from any amount payable to the Executive hereunder such sums that the Corporation is required to withhold pursuant to any federal, provincial, state, local or foreign withholding or other applicable taxes or levies. Notwithstanding the foregoing, except as otherwise provided in this Agreement or in the case of any liability arising from the Corporation or any member of the Corporation’s breach of this Agreement, the Executive acknowledges and agrees that the Executive is solely responsible for all tax liability arising from the Executive's receipt of any payments, benefits, perquisites, allowances or entitlements as set out in this Agreement.

9.3	Rights and Waivers. All rights and remedies of the Parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the Parties may have.

9.4	Waiver. Any purported waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

9.5	Severability. Any provision of this Agreement that is determined by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision.

9.6	Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered or mailed by prepaid registered mail addressed as follows:

(a)	to the Board of Directors of the Corporation at:

3573 East Sunrise Drive, Suite 233

Tucson, AZ 85718

Attention:     Kevin Nishi

(b)	to the Executive at:

PO Box 881

Talkeetna, AK 99676

Attention:     Kit Marrs

or the last address in the Corporation’s records,

or to such other address as the Parties may from time to time specify by notice given in accordance herewith (“Notice”). Any Notice so given shall be conclusively deemed to have been given or made on the day of delivery, if personally delivered, or if mailed as aforesaid, upon the date shown on the postal return receipt as the date upon which the envelope containing such notice was actually received by the addressee.

9.7	Time of Essence. Time shall be of the essence as to this Agreement in all respects.

9.8	Successors and Assigns. This Agreement shall inure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors and permitted assigns. The Corporation shall have the right to assign this Agreement to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation; the Executive shall not be entitled to any payment or other consideration or to any advance notice of any such assignment. The Executive, by the Executive’s signature hereto, expressly consents to such assignment and, provided that such successor agrees to assume and be bound by the terms and conditions of this Agreement, all references to the “Corporation” hereunder shall include its successor. The Executive shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Executive’s rights or obligations under this Agreement without the prior written consent of the Corporation; provided if the Executive should die while any payment or entitlement is due to the Executive hereunder, such payment or entitlement shall be paid or provided to the Executive's spouse (or if the Executive's spouse is not alive, to the Executive's estate). For greater certainty, an assignment under this Section 9.8 which constitutes a Change in Control remains subject to any and all provisions of this Agreement which apply upon a Change in Control.

9.9	Amendment. No amendment of this Agreement will be effective unless made in writing and signed by both Parties.

9.10	Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise), except as specifically set out in this Agreement.

9.11	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alaska and the federal laws of the United States applicable therein.

9.12	Headings. The division of this Agreement into Sections and the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation of this Agreement.

9.13	Independent Legal Advice; Construction. The Parties acknowledge that, prior to executing this Agreement, they have each had the opportunity to obtain independent legal advice and that they fully understand the nature of this Agreement and that they are entering into this Agreement voluntarily. Accordingly, this Agreement shall not be construed for or against the Executive or the Corporation, regardless of which Party drafted the provision at issue. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Party.

9.14	Section 409A.

9.14.1 General. This Agreement shall comply with Section 409A of the Internal Revenue Code or an exception thereto and each provision of the Agreement shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto. Nevertheless, the Corporation does not and cannot guarantee any particular tax effect or treatment of the amounts due under this Agreement. Except for the Corporation’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Corporation will not be responsible for the payment of any applicable taxes on compensation paid or provided pursuant to this Agreement. Notwithstanding any other provision of this Agreement to the contrary, neither the time nor schedule of any payment under this Agreement may be accelerated or subject to further deferral except as permitted by Section 409A and the applicable regulations. The Executive does not have any right to make any election regarding the time or form of any payment due under this Agreement. Notwithstanding anything in this Agreement to the contrary, if the Corporation concludes, in the exercise of its discretion, that the severance benefits described in Section 7 are subject to Section 409A of the Code no severance payment will be paid prior to the Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (applying the default rules of Treasury Regulation Section 1.409A-1(h)). Installment payments shall be treated as separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

9.14.2 Specified Employee. If the severance benefits described in Section 7 are subject to Section 409A of the Code, and if the Executive is a “specified employee” as defined in Treasury Regulation Section 1.409A-1(i)(1) on the date of the Executive’s termination of employment, such payments shall not begin until the first day of the seventh month following Employee’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (applying the default rules of Treasury Regulation Section 1.409A-1(h)).

9.15	Counterparts; Copies. This Agreement may be executed in multiple counterparts, each of which, when so executed and delivered, shall be an original, and all of which together shall constitute one and the same instrument and agreement. A hard or electronic copy of this Agreement shall be deemed as binding and valid as an original.

[Signature page follows.]

IN WITNESS WHEREOF this Agreement has been signed as of the above Date by the Parties hereto.

WESTERN ALASKA MINERALS

“Kevin Nishi”

Per:	/s/ Kevin Nishi
Kevin Nishi
Board of Director

/s/ Sacha Iley	/s/ Kit Marrs
Witness	Kit Marrs